SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------



                                    FORM 8-K

                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                         Date of Report: MARCH 31, 2004
                        (Date of earliest event reported)





                         PRINCIPAL FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)


       DELAWARE                       1-16725                    42-1520346
(State or other jurisdiction    Commission file number       (I.R.S. Employer
   of incorporation)                                      Identification Number)


                     711 HIGH STREET, DES MOINES, IOWA 50392
                    (Address of principal executive offices)

                                 (515) 247-5111
              (Registrant's telephone number, including area code)


                               ------------------

ITEM 7.  EXHIBITS

99.1    First Quarter 2004 Earnings Release

ITEM 12.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On May 3, 2004, Principal Financial Group, Inc. publicly announced information regarding its results of operations and financial condition for the quarter ended March 31, 2004. The text of the announcement is included herewith as
Exhibit 99.1.




                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    PRINCIPAL FINANCIAL GROUP, INC.


                                    By:       /S/ MICHAEL H. GERSIE
                                              ----------------------------------
                                              Name:   Michael H. Gersie
                                              Title:  Executive Vice President -
                                                      and Chief Financial
                                                      Officer



Date:  May 4, 2004

                                                                    EXHIBIT 99.1

RELEASE: On receipt
MEDIA CONTACT:     Jeff Rader, 515-247-7883, rader.jeff@principal.com
INVESTOR RELATIONS CONTACT: Tom Graf, 515-235-9500,
                            investor-relations@principal.com

       PRINCIPAL FINANCIAL GROUP, INC. REPORTS FIRST QUARTER 2004 RESULTS

Des Moines, IA (May 3, 2004) -- Principal Financial Group, Inc. (NYSE: PFG) today announced quarterly net income for the three months ended March 31, 2004, of $193.6 million, or $0.60 per diluted share compared to net income of $155.7 million, or $0.47 per diluted share for the three months ended March 31, 2003. The increase in net income reflects improving credit quality and lower net realized capital losses for the three months ended March 31, 2004, compared to the same period last year. The company reported record operating earnings of $222.6 million for first quarter 2004, compared to $210.5 million for first quarter 2003. Operating earnings per diluted share for first quarter 2004 were $0.69, also a record, compared to $0.63 for the same period in 2003. Operating revenues for first quarter 2004 were $2,303.9 million, compared to $2,378.9 million for the same period last year.1

"The Principal's record first quarter performance was driven by 25-plus percent operating earnings growth in our US and International Asset Management and Accumulation segments and in the Life and Health Insurance segment, as well as solid Mortgage Banking results," said J. Barry Griswell, chairman, president and chief executive officer. "In spite of equity market volatility and a drop in interest rates during the quarter, we delivered nine percent growth in earnings per share compared to a year ago, reflecting continued progress in executing our growth initiatives."

     Highlights for the first quarter 2004 include:

o Record quarterly operating earnings of $222.6 million, including record earnings in two of the company's four operating segments - $122.0 million for U.S. Asset Management and Accumulation, and $74.8 million for Life and Health Insurance.
o Continued strong sales of the company's key retirement and investment products, including a record $826 million of mutual funds, a record $463 million of individual annuities, and pension full service accumulation sales of $1.3 billion (all organic).
o Record assets under management of $149.8 billion, up 29 percent from a year ago, including 29 percent growth for U.S. Asset Management and Accumulation, and 67 percent growth for International Asset Management and Accumulation.

"U.S. Asset Management and Accumulation was again the key growth driver, reflecting ongoing investment in our core retirement businesses," said Griswell. "The segment delivered a fourth consecutive quarter of record earnings, and continued to achieve strong net cash flow and outstanding account value growth. Pension full service accumulation net cash flow for the quarter exceeded $1 billion, again beating our long-term target for this business, and contributing to a $13.5 billion, or 31 percent increase in full service accumulation account values compared to a year ago."

"Underlying our strong results is an unwavering focus on providing innovative retirement and employee benefit solutions, responsive service, and exceptional convenience and choice," said Griswell. "Our success in meeting customer needs was again recognized during the quarter, including: "Best in Class" ranking from Chatham Partners for being easy to do business with; top honors from DALBAR for our defined benefit retirement plan statement; and top ranking from SPARK Research Group for our employee education and participant statement. We are clearly encouraged to see our efforts paying off, and remain enthusiastic about our growth prospects for the remainder of the year and beyond."

Assets under management were $149.8 billion as of March 31, 2004, an increase of $4.9 billion, or 3 percent compared to December 31, 2003, and an increase of $33.5 billion, or 29 percent compared to March 31, 2003.

                               SEGMENT HIGHLIGHTS

U.S. ASSET MANAGEMENT AND ACCUMULATION

Segment operating earnings for first quarter 2004 were a record $122.0 million, compared to $97.5 million for the same period in 2003. The improvement was driven by record operating earnings in the pension business of $96.0 million, a 17 percent increase compared to the same period a year ago.

Operating revenues for the first quarter increased to $897.2 million compared to $886.0 million for the same period in 2003. The improvement was primarily the result of increased fees within the pension full service accumulation operations.

Segment assets under management continued to increase, reaching a record $125.9 billion as of March 31, 2004, up 4 percent from $120.8 billion as of December 31, 2003, and up 29 percent from $97.5 billion as of March 31, 2003.

INTERNATIONAL ASSET MANAGEMENT AND ACCUMULATION

Segment operating earnings for first quarter 2004 were $8.7 million, compared to $6.6 million for the same period in 2003. Compared to a year ago, first quarter 2004 results reflect a full quarter's results from the acquisition of Tepeyac AFORE (Mexican pension business), which occurred late in first quarter 2003.

Operating revenues were $115.5 million for first quarter 2004, compared to $76.8 million for the same period last year, primarily reflecting record annuity sales and the impact of currency improvements in Chile.

Assets under management for the segment were $8.2 billion as of March 31, 2004, compared to $7.5 billion as of December 31, 2003, and compared to $4.9 billion as of March 31, 2003.

LIFE AND HEALTH INSURANCE

Segment operating earnings for first quarter 2004 were a record $74.8 million, compared to $59.1 million for the same period in 2003. The increase primarily reflects reserve refinements in the health business, DPAC unlocking and favorable mortality in individual life, and favorable morbidity in dental/vision and individual disability.

Operating revenues increased to $1,035.3 million for the quarter, compared to $1,012.3 million for the same period in 2003, largely as a result of increases within the Specialty Benefits insurance operations. Operating revenues were down slightly in the individual life business, as the company has shifted marketing emphasis in recent years from traditional premium-based products to fee-based universal life and variable universal life products. Unlike traditional premium-based products, universal life and variable universal life premium are not reported as GAAP revenue. Operating revenues were up slightly in the health business, primarily due to revenues generated from our 2004 acquisition of the Molloy Companies (health administration and claims operations headquartered in Indianapolis, Indiana).

MORTGAGE BANKING

Segment operating earnings in first quarter 2004 were $28.6 million, compared to $52.3 million for the same period in 2003. Mortgage banking earnings are generated from loan production and loan servicing. Production earnings were $23.7 million compared to $109.6 million for the same period in 2003. The decline in production earnings reflects a 56 percent decline in mortgage loan production compared to a year ago, as expected due to significant declines in the level of refinancing activity. Servicing generated a gain of $4.9 million during the quarter, compared to a loss of $57.3 million for the same period in 2003. The first quarter 2004 gain from servicing reflects: $35.1 million of earnings from servicing operations (including a $7.1 million gain on the sale of GNMA loans) and a $30.2 million loss from mortgage servicing rights valuation adjustment (net of hedges), which was the result of interest rate declines during the quarter.

Mortgage loan production was $6.8 billion in the first quarter 2004 compared to $15.5 billion in the year earlier period. At March 31, 2004, the servicing portfolio was $118.4 billion, compared to $118.7 billion as of December 31, 2003, and compared to $113.3 billion as of March 31, 2003.

Operating revenues decreased 37 percent to $255.6 million for the quarter, compared to $404.5 million for the same period last year. Production revenues decreased $165.9 million, or 69 percent, and servicing revenues increased $17.0 million, or 10 percent, from the same quarter a year ago.

CORPORATE AND OTHER

Operating losses for first quarter 2004 were $11.5 million, compared to operating losses of $5.0 million for the same period in 2003. The first quarter 2004 results reflect a $4.7 million after-tax prepayment penalty incurred on the early extinguishment of $200 million in surplus notes.

FORWARD LOOKING AND CAUTIONARY STATEMENTS

This press release contains forward-looking statements, including, without limitation, statements as to sales targets, sales and earnings trends, and management's beliefs, expectations, goals and opinions. These statements are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company's annual report on Form 10-K for the year ended December 31, 2003, filed by the company with the Securities and Exchange Commission. These risks and uncertainties include, without limitation: competitive factors; volatility of financial markets; decrease in ratings;

interest rate changes; inability to attract and retain sales representatives; international business risks; foreign currency exchange rate fluctuations; and investment portfolio risks.

FUTURE EARNINGS GUIDANCE

The Company has changed its policy on providing future earnings guidance, and will no longer provide any quarterly operating earnings per share guidance or net income per share guidance. In addition, the Company will no longer provide quarterly updates to full year earnings per share or net income per share expectations as the year progresses. The Company will continue providing investors with information and insight into strategic initiatives, growth and value drivers, and trend and industry data critical to understanding the Company's businesses and operating environment.

STOCK OPTIONS

As communicated in the third quarter 2002 earnings release, The Principal began expensing employee stock options and the employee stock purchase plan, retroactive to January 1, 2002. This resulted in an after-tax expense of $5.3 million and $2.6 million for the three months ended March 31, 2004 and 2003, respectively.

EARNINGS CONFERENCE CALL

At 9:00 A.M. (CST) tomorrow, Chairman, President and CEO J. Barry Griswell and Executive Vice President and CFO Mike Gersie will lead a discussion during a live conference call. Parties interested in listening to the conference call live may access the webcast on the Principal Financial Group Investor Relations
(IR) website (www.principal.com/investor) or by dialing (800) 374-1609 (U.S. and Canadian callers) or (706) 643-7701 (International callers) approximately 10 minutes prior to the start of the call. To access the call, leader name is Tom Graf. Listeners can access an audio replay of the call on the IR website, or by calling (800) 642-1687 (US and Canadian callers) or (706) 645-9291 (International callers). The access code for the replay is 6515635. Replays will be available through May 11, 2004. The financial supplement is currently available on our website and will be referred to during the conference call.

ABOUT THE PRINCIPAL FINANCIAL GROUP

The Principal Financial Group(R) (The Principal (R))2 is a leader in offering businesses, individuals and institutional clients a wide range of financial products and services, including retirement and investment services, life and health insurance and mortgage banking through its diverse family of financial services companies. More employers choose the Principal Financial Group for their 401(k) plans than any other bank, mutual fund, or insurance company in the United States3. A member of the Fortune 500, the Principal Financial Group has
$149.8 billion in assets under management4 and serves some 15.6 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit WWW.PRINCIPAL.COM.
                                       ###

SUMMARY OF SEGMENT AND PRINCIPAL FINANCIAL GROUP, INC. RESULTS


                                                                OPERATING EARNINGS* (LOSS) IN MILLIONS
                                                                             THREE MONTHS ENDED,

                                            SEGMENT             3/31/04                        3/31/03
----------------------------------------------------       ---------------------------- --------------------------
             U.S. ASSET MANAGEMENT AND ACCUMULATION             $122.0                         $ 97.5
    INTERNATIONAL ASSET MANAGEMENT AND ACCUMULATION                8.7                            6.6
                          LIFE AND HEALTH INSURANCE               74.8                           59.1
                                   MORTGAGE BANKING               28.6                           52.3
                                CORPORATE AND OTHER              (11.5)                          (5.0)
                                 OPERATING EARNINGS              222.6                          210.5
                    NET REALIZED/UNREALIZED CAPITAL
                        GAINS (LOSSES), AS ADJUSTED              (23.3)                         (54.1)
                        OTHER AFTER-TAX ADJUSTMENTS              (5.7)                           (0.7)
                                      NET INCOME **             $193.6                         $155.7

                                                                             PER DILUTED SHARE
                                                                            THREE MONTHS ENDED,
                                                           -------------------------------------------------------
                                                                3/31/04                        3/31/03

                                 OPERATING EARNINGS             $  0.69                        $  0.63
                    NET REALIZED/UNREALIZED CAPITAL
                        GAINS (LOSSES), AS ADJUSTED               (0.07)                         (0.16)
                        OTHER AFTER-TAX ADJUSTMENTS               (0.02)                          -
                                         NET INCOME             $  0.60                        $  0.47
        WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING               322.0                          331.7


*OPERATING EARNINGS VERSUS U.S. GAAP (GAAP) NET INCOME
Management uses operating earnings, which excludes the effect of net realized/unrealized capital gains and losses, as adjusted, and other after-tax adjustments, for goal setting, determining employee compensation, and evaluating performance on a basis comparable to that used by securities analysts. Segment operating earnings are determined by adjusting U.S. GAAP net income for net realized/unrealized capital gains and losses, as adjusted, and other after-tax adjustments we believe are not indicative of overall operating trends. Note: after-tax adjustments have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, we believe the presentation of segment operating earnings enhances the understanding of our results of operations by highlighting earnings attributable to the normal, ongoing operations of our businesses.

** Net income for the three months ended March 31, 2004 reflects net realized/unrealized capital gains/(losses) of $(23.3) million, which includes $(14.5) million in credit losses stemming from impairments and credit impaired sales, as well as $(5.7) million in other after-tax adjustments. The other after-tax adjustments reflect the company's 1/1/2004 implementation of SOP 03-1, ACCOUNTING AND REPORTING BY INSURANCE ENTERPRISES FOR CERTAIN NONTRADITIONAL LONG-DURATION CONTRACTS AND FOR SEPARATE ACCOUNTS. Net income for the three months ended March 31, 2003 reflects net realized capital losses of $(54.1) million, primarily made up of credit losses stemming from impairments and credit impaired sales of $(52.7) million, as well as $(0.7) million in other after-tax adjustments. The other after-tax adjustments reflect a loss on discontinued operations.


                         PRINCIPAL FINANCIAL GROUP, INC.
---------------------------------------------------------------------------------------------------------
                                                                    THREE MONTHS ENDED,
                                                        -------------------------------------------------
                                                                 3/31/04                 3/31/03
                                                        -------------------------------------------------
Premiums and other considerations                            $   921.8                $   905.5
Fees and other revenues                                          561.1                    632.0
Net investment income                                            817.0                    836.0
Net realized/unrealized capital losses                           (42.8)                   (76.7)
                                                        -------------------------------------------------
  TOTAL REVENUES                                               2,257.1                  2,296.8

Benefits, claims and settlement expenses                       1,187.5                  1,195.2
Dividends to policyholders                                        73.3                     80.1
Operating expenses                                               730.9                    799.3
                                                        -------------------------------------------------
  TOTAL EXPENSES                                               1,991.7                  2,074.6

Income from continuing operations before income taxes            265.4                    222.2
Income taxes                                                      66.1                     65.8
                                                        -------------------------------------------------
Income from continuing operations, net of related
  income taxes                                                   199.3                    156.4
Loss from discontinued operations, net of related
  income taxes                                                     -                       (0.7)
                                                        -------------------------------------------------
Income before cumulative effect of accounting change             199.3                    155.7
Cumulative effect of accounting change, net of related
  Income taxes                                                   (5.7)                      -
                                                        -------------------------------------------------
  NET INCOME                                                 $   193.6                $   155.7

Less:
Net realized/unrealized capital losses, as adjusted              (23.3)                   (54.1)
Other after-tax adjustments                                       (5.7)                    (0.7)
                                                        -------------------------------------------------
  OPERATING EARNINGS                                         $   222.6                $   210.5
                                                        =================================================

BALANCE SHEET STATISTICS
                                                                            PERIOD ENDED,
                                                        ----------------------------------------------------------------------
                                                                 3/31/04                12/31/03                3/31/03
                                                        ------------------------  ----------------------- --------------------

Total assets (in billions)                                       110.8                    107.8                     91.8
Total equity (in millions)                                     7,987.0                  7,399.6                  6,836.8
Total equity excluding accumulated other comprehensive
  income (in millions)                                         6,447.4                  6,228.3                  5,995.3
End of period shares outstanding (in millions)                   320.8                    320.7                    328.0
Book value per share                                         $    24.90               $    23.07               $    20.84
Book value per share excluding accumulated other
  comprehensive income                                       $   $20.10               $    19.42               $    18.28



                         PRINCIPAL FINANCIAL GROUP, INC.
           RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO U.S. GAAP
                       (IN MILLIONS, EXCEPT AS INDICATED)

                                                                      THREE MONTHS ENDED
                                                             -------------------------------------
                                                                  3/31/04          3/31/03
                                                             ----------------- -------------------
DILUTED EARNINGS PER SHARE:
Operating Earnings                                                    0.69           0.63
Net realized/unrealized capital gains/(losses)                       (0.07)         (0.16)
Other after-tax adjustments                                          (0.02)          -
                                                             ----------------- -------------------
Net income                                                            0.60           0.47
                                                             ================= ===================
BOOK VALUE EXCLUDING OTHER COMPREHENSIVE INCOME:
Book value excluding other comprehensive income                      20.10          18.28
Net unrealized capital gains/(losses)                                 5.17           3.16
Minimum pension liability                                            (0.01)          -
Foreign currency translation                                         (0.36)         (0.60)
                                                             ----------------- -------------------
Book value including other comprehensive income                      24.90          20.84
                                                             ================= ===================
OPERATING REVENUES:
USAMA                                                               897.2          886.0
IAMA                                                                115.5           76.8
Life and Health                                                   1,035.3        1,012.3
Mortgage Banking                                                    255.6          404.5
Corporate and Other                                                   0.3           (0.7)
                                                              ---------------- -------------------
Total operating revenues                                          2,303.9        2,378.9
Net realized/unrealized capital gains (losses) and related
  fee adjustments                                                   (46.8)         (82.1)
                                                              ---------------- -------------------
Total GAAP revenues                                               2,257.1        2,296.8
                                                              ===============  ===================
OPERATING EARNINGS:
USAMA                                                               122.0           97.5
IAMA                                                                  8.7            6.6
Life and Health                                                      74.8           59.1
Mortgage Banking                                                     28.6           52.3
Corporate and Other                                                 (11.5)          (5.0)
                                                             ----------------- -------------------
Total operating earnings                                            222.6          210.5
Net realized/unrealized capital gains (losses)                      (23.3)         (54.1)
Other after-tax adjustments                                          (5.7)          (0.7)
                                                             ----------------- -------------------
Net income                                                          193.6          155.7
                                                             ================= ===================
NET REALIZED/UNREALIZED CAPITAL GAINS (LOSSES):
Net realized/unrealized capital gains (losses), as adjusted         (23.3)         (54.1)
Add:
Amortization of DPAC                                                 (2.1)          (3.7)
Capital gains (losses) distributed                                    2.0           (1.6)
Tax impacts                                                         (23.5)         (22.8)
Minority interest capital gains                                       0.1            0.1
Less related fee adjustments:
Unearned front-end fee income                                        (1.1)           4.4
Certain market value adjustments to fee revenues                     (2.9)          (9.8)
                                                             ----------------- -------------------
GAAP net realized/unrealized capital gains (losses)                 (42.8)         (76.7)
                                                             ================= ===================
OTHER AFTER -TAX ADJUSTMENTS:
SOP 03-1 implementation                                              (5.7)           -
Discontinued operations                                               -             (0.7)
                                                             ----------------- -------------------
Total other after-tax adjustments                                    (5.7)          (0.7)
                                                             ================= ===================

--------

1 We use a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of our normal, ongoing operations, which is important in understanding and evaluating our financial condition and results of operations. While such measures are consistent with measures utilized by investors to evaluate performance, they are not a substitute for U.S. GAAP financial measures. Therefore, we have provided reconciliations of the non-GAAP financial measures, including consolidated operating earnings and consolidated operating revenues, to the most directly comparable U.S. GAAP financial measure at the end of the release. We adjust U.S. GAAP financial measures for items not directly related to ongoing operations. However, it is possible that these adjusting items have occurred in the past and could recur in the future. Management also uses non-GAAP financial measures for goal setting, determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by securities analysts.

2 "The Principal Financial Group(R)" and "The Principal(R)" are registered service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

3 CFO Magazine, April/May 2003, based on total plans served in 2002 by insurance companies, banks and investment firms.

4    As of March 31, 2004